                                                                                    News
The Great Atlantic & Pacific Tea Company, Inc.                                                                                                     EXHIBIT 99.1
2 Paragon Drive
Montvale, NJ  07645

Investor Contact:  William J. Moss
Vice President, Treasurer
(201) 571- 4019

Press Contact:  Richard P. De Santa
Senior Director, Communications
(201) 571 - 4495

For Immediate Release

A&P, Pathmark Enter Timing Agreement
Regarding Proposed Acquisition

MONTVALE, NJ – (May 21) – The Great Atlantic & Pacific Tea Company, Inc. (A&P)(NYSE:GAP) today announced that it has entered into a timing agreement with the Federal Trade Commission (FTC) in connection with A&P’s proposed acquisition of Pathmark.

As previously disclosed, both Tengelmann (A&P’s majority shareholder) and Pathmark received a Request for Additional Information and Documentary Materials, commonly known as “Second Requests,” from the FTC on April 18, 2007.  The issuance of the Second Requests effectively extended the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), during which A&P and Pathmark may not consummate the proposed acquisition.  Under the timing agreement, A&P and Pathmark have agreed, subject to certain conditions, that they will not: (1) certify that they have substantially complied with the Second Requests prior to June 30, 2007, or (2) consummate A&P’s acquisition of Pathmark for at least 60 days following the date that A&P and Pathmark substantially comply with the Second Requests.

A&P said that it is cooperating with the FTC, and is working toward responding to the Second Request.

Founded in 1859, A&P is one of the nation’s first supermarket chains.  The Company operates 406 stores in 9 states and the District of Columbia under the following trade names: A&P, Waldbaum’s, The Food Emporium, Super Foodmart, Super Fresh, Farmer Jack, Sav-A-Center and Food Basics.

This release contains forward-looking statements about the future performance of the Company, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company’s cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company’s vendors; and changes in economic conditions which affect the buying patterns of the Company’s customers.

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